Exhibit 99.1

New York Community Bancorp, Inc. Reports 3rd Quarter 2004 Diluted GAAP
            EPS of $0.38 and Diluted Cash EPS of $0.40 (1);
     2004 Diluted GAAP EPS Projected to Range from $1.34 to $1.36

    WESTBURY, N.Y.--(BUSINESS WIRE)--Oct. 20, 2004--

                Board Declares $0.25 Per Share Dividend

                 3rd Quarter 2004 Highlights
----------------------------------------------------------------------
   -- Loan originations totaled $1.5 billion, including $1.1 billion of multi-family loans

   -- Multi-family loans grew at an annualized rate of 32.2%, to $9.2 billion

   -- Deposits grew at an annualized rate of 7.4%, to $10.2 billion

   -- Core deposits represented 63% of total deposits at quarter-end

   -- Securities declined $945 million to $7.5 billion, representing 31.8% of total assets

   -- Wholesale borrowings declined $773 million to $9.2 billion, representing 38.7% of total assets

   -- Tangible stockholders' equity equaled 5.12% of tangible assets, up 61 basis points, linked-quarter

   --  NPAs equaled 0.12% of total assets

   --  The efficiency ratio equaled 23.91%
----------------------------------------------------------------------

    New York Community Bancorp, Inc. (NYSE: NYB) today reported third quarter 2004 net income of $98.8 million, up $26.6 million, or 36.9%, from the level recorded in the third quarter of 2003. The 2004 amount was equivalent to $0.38 on a diluted per share basis; in the third quarter of 2003, the Company recorded diluted earnings per share of $0.40.(2)
    For the three months ended September 30, 2004, the Company reported cash earnings of $105.9 million, or $0.40 per diluted share, representing a year-over-year increase of $25.6 million or 31.9%.(1)
    For the nine months ended September 30, 2004, the Company reported net income of $271.6 million, equivalent to diluted earnings per share of $1.01. These amounts reflect the impact of a $94.9 million, or $0.35 per diluted share, after-tax charge in the second quarter, in connection with the repositioning of the balance sheet announced on July 1, 2004. Excluding the charge, the Company would have reported net income of $366.5 million, or $1.37 per diluted share, for the current nine-month period, as compared to $211.3 million, or $1.15 per diluted share, for the nine months ended September 30, 2003.(3)
    The Company also reported cash earnings of $317.6 million, or $1.18 per diluted share, for the current nine-month period, including the repositioning charge. Absent the charge, the Company's nine-month 2004 cash earnings would have totaled $412.5 million, or $1.54 per diluted share, as compared to nine-month 2003 cash earnings of $237.2 million.(4)
    Commenting on the quarter, President and Chief Executive Officer Joseph R. Ficalora stated, "This is the first earnings release we've issued that reflects the full-quarter impact of the balance sheet repositioning we undertook at the end of June. While earnings growth was tempered as a result of that action, the benefit is reflected in the quality of our balance sheet today.
    "As our balance sheet clearly indicates," Mr. Ficalora noted, "we have held to our business model, and made important progress toward our stated goals. We grew our loans in the last three months, with originations totaling $1.5 billion, including $1.1 billion of multi-family loans. We funded that growth with $1.1 billion of cash flows from securities, as we had stated, and from a $186 million increase in deposits, as well.
    "At the same time, we reduced our wholesale borrowings by $773 million, and our securities portfolio by $945 million, since the end of June. In keeping with our repositioning plan, securities were reduced to 31.8% of total assets, and wholesale borrowings to 38.7%," Mr. Ficalora said. "More importantly, due to the significant flattening of the yield curve over the course of the quarter, we refrained from growing our balance sheet.
    "Our capital was also strengthened over the course of the quarter," Mr. Ficalora added, "and we saw measurable improvement in our capital ratios. At quarter-end, tangible stockholders' equity represented 5.12% of tangible assets, an improvement of 61 basis points."
    Commenting on the Company's earnings, Mr. Ficalora further stated, "The year-over-year increase in third quarter 2004 net income reflects the record volume of loans produced over the past four quarters, and the benefit of the Company's merger with Roslyn Bancorp on October 31st of last year. The growth in earnings was tempered by the balance sheet repositioning, as mentioned, which included the extension of $2.4 billion of borrowings to an average maturity of three years, with an average cost of 3.32%. The extension accounted for 19 basis points of the margin compression recorded in the third quarter; of greater importance, however, was the flattening of the yield curve over the past three months. In fact, the benefit of the widening spread on our core mortgage business was markedly outweighed by the significant reduction in long-term interest rates, which affected our reinvestment of cash flows.

    Company Projects 2004 Diluted GAAP EPS of $1.34 to $1.36

    "While short-term rates rose approximately 100 basis points, slightly ahead of our expectations, long-term rates declined at a time when they were widely expected to rise," Mr. Ficalora said. "With the yield curve significantly flatter than had been expected, we have revised our 2004 earnings guidance and are projecting diluted GAAP earnings per share in the range of $1.34 to $1.36. For 2005, we expect continued growth in loan originations funded by cash flows from our securities portfolio and increased deposits, continued tight control of expenses, and continued strong credit quality. However, due to the uncertainty of the timing and direction of long-term interest rates, which has a significant effect on our spreads and margins, we will no longer provide a full-year earnings per share outlook for 2005."

    Board Declares $0.25 Per Share Dividend, Payable on November 16th

    "Reflecting the strength of our capital and of our third quarter GAAP and cash earnings," Mr. Ficalora continued, "the Board of Directors declared a $0.25 per share dividend at last night's meeting, payable on November 16, 2004 to shareholders of record at November 1, 2004. The current dividend is 33% higher than the dividend paid last November, and represents a yield of 4.9% based on last night's closing price. We firmly believe that dividends are a key component of our share value, and are committed to maintaining our dividend at the current level while we position our business model to enhance earnings over time."

    Third Quarter 2004 Earnings Summary

    Net Interest Income

    The Company recorded net interest income of $172.0 million in the current third quarter, up $56.5 million, or 48.9%, from the year-earlier amount. The increase stemmed from a $109.1 million, or 64.8%, rise in interest income to $277.6 million, which more than offset a $52.6 million, or 99.3%, rise in interest expense to $105.6 million.
    The year-over-year increase in third quarter 2004 interest income reflects the assets acquired in the Roslyn merger, and the Company's production of $6.6 billion of loans over the past twelve months. The average balance of interest-earning assets rose $9.1 billion, or 80.1%, to $20.6 billion, which offset the impact of a 50-basis point decline in the average yield to 5.40%. The reduction in yield stemmed from a variety of factors, including the decline in long-term interest rates in the current third quarter and the replacement of higher yielding assets with assets reflecting lower market rates. In addition, the repositioning of the balance sheet at the end of the trailing quarter included the sale of $5.1 billion of securities with an average yield of 4.62%.
    In addition to the liabilities acquired in the Roslyn merger, the year-over-year increase in interest expense reflects the Company's increased use of borrowings in the first and second quarters, and the increase in short-term interest rates in the third quarter of 2004. In addition, the Company embarked on a campaign to grow deposits in the current third quarter, bringing its rates more in line with the marketplace. While the Company reduced its borrowings by $5.1 billion at the end of the second quarter, the average balance of interest-bearing liabilities rose $9.1 billion, or 83.9%, to $19.9 billion in the current third quarter, and the average cost of funds rose 17 basis points to 2.13%. In addition to the preceding factors, the higher average cost of funds reflects the extension of $2.4 billion of short-term borrowings to an average maturity of three years with an average cost of 3.32% at the end of the second quarter, in connection with the aforementioned balance sheet repositioning.
    While net interest income rose year-over-year despite the impact of these factors, the Company's interest rate spread and net interest margin contracted during this time. The majority of the compression occurred between the second and third quarters, as expected, with the spread and margin each declining 49 basis points. The aforementioned extension of borrowings at the end of the second quarter accounted for 20 and 19 basis points, respectively, of the third-quarter spread and margin declines.
    On a linked-quarter basis, the spread and margin compression were accompanied by a reduction in net interest income, with the third quarter 2004 level declining $63.2 million from the level recorded in the second quarter of the year. While the impact of the repositioning of the balance sheet on net interest income was expected to be substantial, the reduction was exacerbated by the significant flattening of the yield curve during this time. It is currently management's expectation that the margin will continue to be under pressure in this type of rate environment.

    Provision for Loan Losses

    The provision for loan losses was suspended in the current third quarter, consistent with the Company's practice since the third quarter of 1995. Please see the discussion of "Asset Quality".

    Non-interest Income

    Excluding net securities gains in the respective quarters, the Company recorded non-interest income of $26.1 million in the third quarter of 2004, up $1.3 million from the level recorded in the third quarter of 2003. The increase stemmed from a $4.5 million, or 59.3%, rise in other income to $12.2 million, which served to offset a $3.3 million decline in fee income to $13.9 million. While a decline in prepayment penalties accounted for the latter reduction, the increase in other income reflects growth in various revenue sources, including the Company's investment in Bank-owned Life Insurance ("BOLI"), its sale of third-party investment products throughout the branch network, and its 100% equity interest in an investment advisory firm.

    Non-interest Expense

    The Company recorded non-interest expense of $50.3 million in the current third quarter, signifying a $13.6 million increase from the year-earlier amount. The amortization of core deposit intangibles ("CDI") accounted for $2.9 million and $1.5 million, respectively, of non-interest expense in the current and year-earlier third quarters, with the increase reflecting the CDI amortization stemming from the Roslyn merger on October 31, 2003.
    Operating expenses represented $47.5 million and $35.3 million of non-interest expense in the respective quarters, and were equivalent to 0.80% and 1.11% of average assets, respectively. The increase in operating expenses was largely attributable to the expansion of the branch network in connection with the Roslyn merger, and the subsequent addition of three de novo banking offices. At September 30, 2004, the Company had 142 locations serving the New York metro region, representing a net increase of 34 locations over the twelve-month period.
    Reflecting the cost of staffing and managing a larger financial institution, third quarter 2004 compensation and benefits expense rose $3.5 million year-over-year to $23.3 million; on a linked-quarter basis, compensation and benefits expense reflected a $245,000 decline. Occupancy and equipment expense rose $4.6 million year-over-year and $1.1 million linked-quarter, reflecting the network expansion, as well as upgrades to certain branches and the Company's systems technology. General and administrative ("G&A") expense rose $3.2 million year-over-year to $11.2 million, largely reflecting the merger with Roslyn; on a linked-quarter basis, G&A expense was down $1.1 million, notwithstanding the costs of a network-wide marketing campaign. Other expenses totaled $2.1 million in the current third quarter, consistent with the linked-quarter level, but up $904,000 from the third quarter 2003 amount.
    The year-over-year increase in operating expenses and the simultaneous decline in non-interest income were sufficiently offset by the rise in net interest income to produce a 27-basis point improvement in the efficiency ratio to 23.91% in the third quarter of 2004. In the second quarter of the year, the efficiency ratio equaled 17.94%, excluding the impact of the aforementioned repositioning charge. The linked-quarter increase in the efficiency ratio reflects the impact on net interest income of the aforementioned balance sheet repositioning and deleveraging.

    Income Tax Expense

    The Company recorded income tax expense of $49.4 million in the current third quarter, up $12.5 million from the third quarter 2003 amount. The increase was due to a $39.1 million rise in pre-tax income to $148.2 million, and reflects an effective tax rate of 33.3%. In the third quarter of 2003, the effective tax rate was 33.8%.

    Earnings Summary for the Nine Months Ended September 30, 2004

    Net Interest Income

    The Company recorded net interest income of $620.7 million in the current nine-month period, signifying a $288.6 million, or 86.9%, increase from the level recorded in the first nine months of 2003. The increase was attributable to a $405.3 million, or 81.5%, rise in interest income to $902.6 million, which more than offset a $116.7 million, or 70.6%, rise in interest expense to $281.9 million.
    In addition to the interest-earning assets acquired in the Roslyn merger, the year-over-year increase in interest income reflects the record volume of loans produced over the past four quarters, and the growth of the securities portfolio in the first half of 2004. As a result, the average balance of interest-earning assets rose $11.1 billion, or 101.6%, to $22.0 billion in the current nine-month period, offsetting a 60-basis point decline in the average yield to 5.46%.
    The year-over-year increase in nine-month interest expense reflects the addition of Roslyn's interest-bearing liabilities, together with the Company's increased use of borrowings in the first half of the year. To a lesser extent, the increase reflects the extension of $2.4 billion of borrowings to an average three-year maturity with an average cost of 3.32% at the end of the second quarter; the increase in short-term interest rates over the course of the current third quarter; and an increase in deposits during this time of rising rates. The average balance of interest-bearing liabilities thus rose $11.0 billion, or 106.8%, year-over-year to $21.3 billion; the increased balance was partly offset by the impact of a 38-basis point reduction in the average cost of funds to 1.76%.
    The same combination of factors that contributed to the third quarter compression of the Company's spread and margin contributed to their compression in the current nine-month period. For the first nine months of 2004, the Company's spread and margin were equal to 3.70% and 3.75%, respectively, down 22 and 30 basis points, respectively, from the measures in the year-earlier nine months. The reduction in margin also reflects the allocation of $272.9 million toward share repurchases in the first half of the year.

    Non-interest (Loss) Income

    Excluding net securities losses and gains in the respective periods, the Company recorded non-interest income of $84.6 million in the nine months ended September 30, 2004, as compared to $67.9 million in the nine months ended September 30, 2003. The 24.6% increase stemmed from a $2.3 million, or 5.3%, rise in fee income to $45.9 million and from a $14.4 million, or 59.2%, rise in other income to $38.7 million.

    Non-interest Expense

    The Company recorded non-interest expense of $150.7 million in the current nine-month period, as compared to $107.6 million in the first nine months of 2003. The amortization of CDI accounted for $8.6 million and $4.5 million of the respective totals, with operating expenses representing the remaining $142.2 million and $103.1 million, respectively. The latter amounts were equivalent to 0.75% and 1.12% of average assets during the first nine months of 2004 and 2003, respectively.
    The same factors that caused the rise in third quarter 2004 operating expenses contributed to the increase in the current nine-month period: the expansion of the Company pursuant to the Roslyn merger, including an increase in the number of personnel and branch locations; upgrades to the Company's information systems and branches; and the implementation of a network-wide marketing campaign.
    The increase in operating expenses spanned all four categories, with compensation and benefits expense rising $13.4 million to $72.0 million; occupancy and equipment expense rising $12.4 million to $30.1 million; G&A expense rising $11.2 million to $34.2 million; and other expenses rising $2.0 million to $5.8 million.
    Excluding the second quarter 2004 repositioning charge from the calculation, the efficiency ratio was 19.86% in the current nine-month period, as compared to 24.41% in the nine months ended September 30, 2003.

    Income Tax Expense

    Income tax expense totaled $136.1 million in the current nine-month period, up $32.5 million from the total recorded in the first nine months of 2003. The increase was attributable to a $92.8 million rise in pre-tax income to $407.8 million, and an increase in the effective tax rate to 33.4% from 32.9%.

    Balance Sheet Summary

    The Company recorded total assets of $23.6 billion at September 30, 2004, down $463.1 million from the June 30, 2004 total, as expected, but up $183.3 million from the balance at December 31, 2003. Consistent with the repositioning plan outlined early in the third quarter, the Company utilized the cash flows generated by redemptions and sales of securities to increase loan production and, at the same time, increased its deposits and reduced its wholesale borrowings. Loans totaled $12.6 billion at the third quarter-end, up $2.1 billion, or 19.7%, from the year-end 2003 balance, including a $693.8 million, or 5.8%, increase from the balance recorded at June 30, 2004. At the same time, securities totaled $7.5 billion, down $2.0 billion, or 20.9%, from the year-end 2003 balance, including a $945.2 million, or 11.2%, reduction from the balance recorded at June 30, 2004.
    Deposits totaled $10.2 billion at September 30, 2004, down $126.9 million from the year-end 2003 balance, but up $185.9 million from the balance recorded at the linked quarter-end. At $10.0 billion, borrowed funds were consistent with the year-end 2003 balance, but down $772.1 million, or 7.2%, from the June 30, 2004 amount, as planned.
    Stockholders' equity totaled $3.1 billion at September 30, 2004, up $277.6 million from the year-end 2003 total, including a $106.0 million increase from the balance recorded at June 30, 2004. Tangible stockholders' equity totaled $1.1 billion at the close of the current third quarter, up $252.8 million and $109.4 million, respectively, from the totals recorded at the earlier dates.

    Loans

    The Company recorded total loans of $12.6 billion at September 30, 2004, representing a $2.1 billion, or 19.7%, increase from the balance recorded at December 31, 2003. The increase was the net effect of originations totaling $4.6 billion and repayments totaling $2.5 billion during the nine-month period. Third-quarter originations accounted for $1.5 billion of the nine-month total, signifying a $637.5 million, or 77.9%, increase from the volume produced in the third quarter of 2003.
    Multi-family loans represented $3.3 billion, or 71.5%, of year-to-date originations, and $1.1 billion, or 75.1%, of loan originations in the third quarter of 2004. At the close of the quarter, multi-family loans totaled $9.2 billion, representing 73.4% of loans outstanding, a 25.1% increase from $7.4 billion, which represented 70.2% of loans outstanding, at December 31, 2003. At September 30, 2004, the average multi-family loan had a principal balance of $3.0 million and a loan-to-value ratio of 56.8%.
    Multi-family loans typically feature a term of ten years, with a fixed rate in the first five years of the mortgage and a rate that adjusts annually in years six through ten. Loans that refinance in years one through five are subject to prepayment penalties ranging from five points to one point of the loan balance as the loan progresses. However, the Company's multi-family lending niche is largely a refinancing business, and the typical multi-family loan refinances within the first five-year period. Accordingly, the portfolio of multi-family loans had an expected weighted average life of 3.4 years at September 30, 2004.
    The majority of the Company's multi-family loans are secured by rent-controlled and -stabilized buildings in the five boroughs of New York City. Because the rents on the apartments are typically below market, the buildings tend to be fully occupied, even during times of economic adversity. The Company's asset quality has been supported by such multi-family credits, which have not incurred a loss for more than twenty years.
    Among the multi-family loans originated in the current third quarter was a $250.0 million multi-family loan made to Riverbay Corporation - Co-op City on September 29th. The 20-year loan had a loan-to-value ratio of 20.7% at inception, and features a five-year adjustable rate of interest, with a floor of 5.20% in years one through five, a floor of 6.20% in years six through ten, and a floor of 6.70% beginning in the 11th year.
    The $250.0 million loan is part of a $480.0 million financing package which also includes a $230.0 million construction loan. The first $50.0 million of the construction loan features the same term and rates as the multi-family component and was originated on the same date. The remaining $180.0 million of the construction loan will be advanced over a 42-month period at a floating rate of interest equal to 150 basis points above prime. Advances will be made as various stages of construction are completed, as certified by a consulting engineer engaged by the Company. On each anniversary of the original loan, the funds advanced under the construction component during the prior twelve-month period will be combined with the multi-family credit. When the loan has been fully funded, the loan-to-value ratio will be 33.2%, based on the current appraised value of the underlying property.
    Including the aforementioned Co-op City loan, construction loans represented $455.0 million, or 9.8%, of year-to-date originations, and $194.9 million, or 13.4%, of originations in the third quarter of 2004. At September 30, 2004, construction loans totaled $759.2 million, up $6.3 million from the June 30, 2004 balance, and up $115.7 million, or 18.0%, from the balance at year-end 2003. Construction loans are typically originated for terms of 18 to 24 months, with a floating rate of interest that is tied to various economic indices.
    Commercial real estate loans accounted for $693.2 million, or 15.0%, of year-to-date originations, and $123.9 million, or 8.5%, of originations in the third quarter of 2004. The portfolio of commercial real estate loans totaled $1.9 billion at quarter-end, representing 15.2% of loans outstanding, and was up $52.6 million and $466.5 million, respectively, from the balances recorded at June 30, 2004 and December 31, 2003. At September 30, 2004, the average commercial real estate loan had a principal balance of $1.9 million and a loan-to-value ratio of 57.9%. The expected weighted average life of the portfolio was 3.8 years at September 30, 2004.
    Since December 1, 2000, the Company has maintained a policy of originating one-to-four family and consumer loans on a conduit basis, selling them to a third party within ten business days of the loans being closed. The loans in these portfolios have primarily been acquired through merger transactions, or were originated by the Company before the adoption of said policy. At September 30, 2004, the balance of one-to-four family loans totaled $548.9 million, representing 4.4% of loans outstanding, down $182.1 million, or 24.9%, from the balance recorded at December 31, 2003. The balance of other loans also fell during this time, to $128.5 million, signifying a $183.1 million reduction over the nine-month period. While the decline in one-to-four family loans was entirely attributable to repayments, the decline in other loans reflects repayments and the sale of $129.9 million of home equity loans during the first quarter of 2004.
    At the present time, the Company has a pipeline of $1.3 billion, with multi-family loans representing 78% of that amount. Based upon the net loan growth achieved in the first nine months of the year, it is currently management's expectation that mortgage loans will grow at an annual rate of 25% by the end of December, fueled by an increase in multi-family loans.

    Asset Quality

    The third quarter of 2004 was the Company's 40th consecutive quarter without any net charge-offs against the allowance for loan losses, an indication of its consistent asset quality. At September 30, 2004, non-performing assets totaled $28.6 million, a $5.1 million improvement from the June 30, 2004 level and a $5.8 million improvement from the balance recorded at December 31, 2003. Non-performing assets represented 0.12% of total assets at the close of the current third quarter, as compared to 0.14% and 0.15% at the respective earlier dates.
    At September 30, 2004, non-performing loans accounted for $28.4 million of total non-performing assets, and were equivalent to 0.23% of total loans. At June 30, 2004 and December 31, 2003, non-performing loans respectively totaled $22.5 million and $34.3 million, and were equivalent to 0.19% and 0.33% of total loans, respectively. Other real estate owned accounted for the remaining $268,000 of total non-performing assets at the close of the current third quarter, representing a $176,000 increase from the year-end 2003 balance, but an $11.0 million reduction from the balance recorded at June 30, 2004.
    As expected, the linked-quarter improvement in other real estate owned reflects the sale of property collateralizing a non-accrual loan that had been acquired in the Roslyn merger. The Company sold the property for $13.0 million and incurred no loss on the sale.
    Reflecting the current quality of the Company's assets, the provision for loan losses was suspended in the current third quarter, consistent with the Company's practice since the third quarter of 1995. In the absence of any provisions or net charge-offs, the allowance for loan losses was maintained at $78.3 million, consistent with the December 31, 2003 allowance, and was equivalent to 276.07% of non-performing loans and 0.62% of total loans at September 30, 2004.

    Securities

    Consistent with the plan set forth by management at the start of the third quarter, the Company realized a meaningful reduction in its securities portfolio at September 30, 2004 from the levels recorded at June 30, 2004 and December 31, 2003. Securities totaled $7.5 billion at September 30, 2004, representing 31.8% of total assets, as compared to $8.5 billion, representing 35.1% of total assets, at the close of the second quarter, and $9.5 billion, representing 40.5% of total assets, at the end of last year.
    Available-for-sale securities represented $3.3 billion, or 43.5%, of total securities at the close of the current third quarter, down from $3.9 billion and $6.3 billion, respectively, at June 30, 2004 and December 31, 2003. Held-to-maturity securities represented the remaining $4.3 billion of the September 30, 2004 total, and were down $279.2 million from the second quarter-end level, but up $1.0 billion from the year-end 2003 amount. The latter increase corresponds to the second quarter 2004 reclassification of $1.0 billion of available-for-sale securities as held-to-maturity securities.
    Reflecting the lower balance and a reduction in market interest rates over the course of the quarter, the net unrealized loss on securities available for sale improved to $30.3 million at September 30, 2004 from $84.4 million at June 30, 2004. At December 31, 2003, the net unrealized loss on available-for-sale securities was $34.6 million.
    The following table sets forth certain information regarding the carrying value, estimated book yield, and estimated weighted average life of the Company's available-for-sale mortgage-backed and -related securities at September 30, 2004:

                                            At September 30, 2004
                                       -------------------------------
                                                   Estimated Estimated
                                        Carrying     Book     Average
                                          Value      Yield      Life
(dollars in thousands)                 ----------- --------- ---------
Available-for-sale mortgage-backed
 securities and CMOs:
Mortgage-backed securities             $1,441,987     4.35%  5.2 years
Agency CMOs                               613,978     4.28   3.8
Private label CMOs                      1,015,220     4.54   3.1
                                       ----------- --------- ---------
Total available-for-sale mortgage-
 backed securities and CMOs            $3,071,185     4.40%  4.2 years
                                       =========== ========= =========

    It is currently management's expectation that the reduction in the securities portfolio will continue in the coming quarters, and that the portfolio will be reduced to 30% of total assets by December 31, 2004. The cash flows produced through securities redemptions and sales will continue to represent a meaningful source of funding for loan production, as more fully discussed under "Funding Sources" below.

    Funding Sources

    The shift in funding sources that began at the close of the second quarter continued in the third quarter of 2004. Borrowed funds totaled $10.0 billion at September 30, 2004, signifying a $28.3 million increase from the year-end 2003 balance, but a reduction of $772.1 million, or 7.2%, from the balance recorded at June 30, 2004.
    Wholesale borrowings represented $9.2 billion of total borrowed funds at the close of the current third quarter, up $15.5 million from the year-end 2003 balance, but down $772.6 million, or 7.8%, from the balance at June 30, 2004. The September 30, 2004 amount represented 38.7% of total assets, an improvement from 39.0% and 41.2%, respectively, at the earlier dates. Federal Home Loan Bank of New York ("FHLB-NY") advances represented $3.3 billion of the third quarter-end total, with repurchase agreements representing $5.9 billion at the same date.
    In addition to wholesale borrowings, the Company had junior subordinated debentures totaling $444.9 million at the close of the current third quarter and other borrowings, consisting of senior debt and REIT-preferred securities, of $362.8 million. At June 30, 2004 and December 31, 2003, other borrowings totaled $364.2 million and $794.9 million, respectively; junior subordinated debentures totaled $443.1 million at June 30, 2004.
    Deposits totaled $10.2 billion at September 30, 2004, down $126.9 million from the year-end 2003 balance, but up $185.9 million from the balance recorded at the second quarter-end. The linked-quarter increase was the net effect of a $217.5 million rise in core deposits to $6.4 billion, and a $31.6 million decline in CDs to $3.8 billion. While the Company had maintained a policy of allowing the run-off of deposits for several quarters, it initiated a campaign to attract deposits toward the end of the second quarter of 2004.
    In the third quarter of 2004, the securities portfolio generated cash flows of $1.1 billion for investment, exceeding the $800.0 million projected for the second half of this year. During the quarter, the Company took advantage of market conditions to sell securities totaling $642.5 million while, at the same time, realizing a stronger than expected level of repayments from the mortgage-backed and -related securities portfolio. In the fourth quarter of 2004, the cash flows from securities will continue to fund loan production.

    Interest Rate Sensitivity

    As the following table indicates, the Company's interest rate risk profile continued to improve during the current third quarter:

                                    At September  At June  At December
                                         30,        30,         31,
                                        2004       2004        2003
                                      ---------- ---------- ---------
Interest Rate Sensitivity Gap:
 One year                                0.46 %     0.20 %    (0.63)%
 More than one to three years            3.19       6.40      11.16
 More than three to five years          17.45      18.15      14.17
Net Interest Income Simulation:
 +200 basis points over 12 months       (2.05)     (2.44)     (5.49)
 -100 basis points over 12 months        0.56       0.03       2.29

    Stockholders' Equity

    Stockholders' equity totaled $3.1 billion at September 30, 2004, up $277.6 million from the year-end 2003 total, including a $106.0 million increase from the balance recorded at June 30, 2004. The September 30, 2004 amount was equivalent to 13.32% of total assets and a book value of $12.09 per share; at June 30, 2004 and December 31, 2003, stockholders' equity was equivalent to 12.62% and 12.24% of total assets, and a book value of $11.71 and $11.40 per share, respectively.
    Tangible stockholders' equity totaled $1.1 billion at September 30, 2004, equivalent to 5.12% of tangible assets, as compared to $994.8 million and 4.51% of tangible assets at the close of the second quarter, and to $851.3 million and 3.97% of tangible assets at December 31, 2003. On a per-share basis, the Company's tangible book value was $4.24 at the close of the current third quarter, up from $3.83 and $3.38, respectively, at the earlier dates. The linked-quarter increase in tangible stockholders' equity was attributable to a combination of factors, including the aforementioned reduction in the unrealized net loss on available-for-sale securities. The increase in tangible stockholders' equity since year-end 2003 reflects nine-month net income totaling $271.6 million, additional cash contributions to tangible stockholders' equity totaling $46.0 million, and net proceeds of $399.5 million from the issuance of 13.5 million shares in a follow-on common stock offering on January 30, 2004.
    In the first nine months of 2004, the Company distributed cash dividends to shareholders totaling $185.7 million, including $64.9 million in the third quarter. In addition, the Company allocated $272.9 million toward the repurchase of 9,180,268 shares, primarily during the first six months of the year. At September 30, 2004, there were 1,784,273 shares still available for repurchase under the Board of Directors' five million-share repurchase authorization on April 20, 2004.
    At September 30, 2004, the Company's capital ratios continued to exceed the minimum federal requirements for a bank holding company, and the Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"). The following tables set forth the Company's and the Bank's leverage capital, Tier 1 risk-based capital, and total risk-based capital levels at September 30, 2004, and the respective minimum federal requirements:

Regulatory Capital Analysis (Company)

                              At September 30, 2004
            ----------------------------------------------------------
                                         Risk-Based Capital
                               ---------------------------------------
             Leverage Capital        Tier 1               Total
            ------------------ ------------------- -------------------
(dollars in   Amount    Ratio    Amount     Ratio    Amount     Ratio
 thousands) ----------- ------ ----------- ------- ----------- -------

Total equity $1,743,195  7.94%  $1,743,195  15.22%  $1,950,488  17.03%
Regulatory
 capital
 requirement  1,097,213  5.00      687,207   6.00    1,145,346  10.00
            ----------- ------ ----------- ------- ----------- -------
Excess       $  645,982  2.94%  $1,055,988   9.22%  $  805,142   7.03%
            =========== ====== =========== ======= =========== =======

Regulatory Capital Analysis (Bank Only)


                              At September 30, 2004
            ----------------------------------------------------------
                                         Risk-Based Capital
                               ---------------------------------------
             Leverage Capital        Tier 1               Total
            ------------------ ------------------- -------------------
(dollars in   Amount    Ratio    Amount     Ratio    Amount     Ratio
 thousands) ----------- ------ ----------- ------- ----------- -------

Total equity $2,030,903  9.25%  $2,030,903  17.63%  $2,109,196  18.31%
Regulatory
 capital
 requirement
 for
 classifi-
 cation
 as a well
 capitalized
 institution  1,097,552  5.00      691,013   6.00    1,151,688  10.00
            ----------- ------ ----------- ------- ----------- -------
Excess       $  933,351  4.25%  $1,339,890  11.63%  $  957,508   8.31%
            =========== ====== =========== ======= =========== =======

    New York Community Bancorp, Inc. is the $23.6 billion holding company for New York Community Bank and the fourth largest thrift in the nation, based on total assets. The Bank serves its customers through a network of 142 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family mortgage loans in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

    Conference Call

    The Company will host a post-earnings release conference call on October 20, 2004 at 10:00 a.m. (ET). The conference call may be accessed by phoning 800-263-8506 (for domestic calls) or 719-457-2681 (for international calls) and providing the following access code:
849332. Alternatively, the conference call may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived at the Company's web site approximately two hours following completion of the call through 5:00 p.m. on October 29, 2004. The telephone replay will be available through midnight on October 27th, and may be accessed by calling 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and providing the same access code.

    Forward-looking Statements and Associated Risk Factors

    This release, and the associated conference call and web cast, like many written and oral communications presented by the Company and its authorized officers, may contain certain forward-looking statements regarding its prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies, including the recent deleveraging of its balance sheet and extension of its liabilities, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, competition, and demand for financial services and loan, deposit, and investment products in the Company's local markets; changes in the quality or composition of the loan or investment portfolios; the outcome of pending or threatened litigation; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services. Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings, which are available at the Company's web site, www.myNYCB.com.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    (1) Please see the reconciliation of GAAP and cash earnings below.

    (2) The per-share amount for the three months ended September 30, 2003 has been adjusted to reflect a 4-for-3 stock split on February 17, 2004.

    (3) The per-share amount for the nine months ended September 30, 2003 has been adjusted to reflect a 4-for-3 stock split on February 17, 2004.

    (4) Please see the reconciliation of GAAP and cash earnings below.

              - Financial Statements and Tables Follow -


                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)



                                           September 30, December 31,
                                               2004          2003
                                            (unaudited)
                                           ------------- -------------
Assets
Cash and due from banks                    $   186,513   $   285,904
Money market investments                         1,170         1,167
Securities available for sale:
 Mortgage-backed and -related securities     3,071,185     5,501,377
 Debt and equity securities                    196,459       775,657
Securities held to maturity:
 Mortgage-backed and -related securities
  (estimated market value of $2,241,636 and
  $2,004,902, respectively)                  2,339,650     2,038,560
 Debt and equity securities (estimated
  market value of $1,927,381 and $1,214,094,
  respectively)                              1,911,199     1,184,338
Federal Home Loan Bank of New York stock,
 at cost                                       215,250       170,915
Mortgage loans:
 Multi-family                                9,222,425     7,369,178
 Commercial real estate                      1,911,588     1,445,048
 1-4 family                                    548,876       730,963
 Construction                                  759,226       643,548
                                           ------------- -------------
Total mortgage loans                        12,442,115    10,188,737
Other loans                                    128,514       311,634
Less:  Allowance for loan losses               (78,293)      (78,293)
                                           ------------- -------------
Loans, net                                  12,492,336    10,422,078
Premises and equipment, net                    150,839       152,584
Goodwill                                     1,951,734     1,918,353
Core deposit intangibles                        90,413        98,993
Deferred tax asset, net                        270,783       256,920
Other assets                                   747,097       634,491
                                           ------------- -------------
Total assets                               $23,624,628   $23,441,337
                                           ============= =============

Liabilities and Stockholders' Equity
Deposits:
 NOW and money market accounts             $ 2,540,085   $ 2,300,221
 Savings accounts                            3,139,399     2,947,044
 Certificates of deposit                     3,807,830     4,361,638
 Non-interest-bearing accounts                 714,879       720,203
                                           ------------- -------------
Total deposits                              10,202,193    10,329,106
                                           ------------- -------------
Official checks outstanding                     24,323        78,124
Borrowed funds:
 Wholesale borrowings                        9,151,530     9,136,070
 Junior subordinated debentures                444,931            --
 Other borrowings                              362,828       794,943
                                           ------------- -------------
Total borrowed funds                         9,959,289     9,931,013
Mortgagors' escrow                              85,433        31,240
Other liabilities                              207,084       203,197
                                           ------------- -------------
Total liabilities                           20,478,322    20,572,680
                                           ------------- -------------
Stockholders' equity:
 Preferred stock at par $0.01 (5,000,000
  shares authorized; none issued)                   --            --
 Common stock at par $0.01 (600,000,000
  shares authorized; 273,396,452 and
  259,915,509 shares issued, respectively;
  265,090,409 and 256,649,073 shares
  outstanding, respectively)                     2,734         1,949
 Paid-in capital in excess of par            3,007,738     2,565,620
 Retained earnings (partially restricted)      435,455       434,577
 Less:  Treasury stock (8,306,043 and
         3,266,436 shares, respectively)      (227,217)      (79,745)
        Unallocated common stock held by
         ESOP                                  (14,979)      (15,950)
        Common stock held by SERP and
         Deferred Compensation Plans            (3,113)       (3,113)
        Unearned common stock held by RRPs          --           (41)
 Net unrealized loss on securities
  available for sale, net of tax               (30,273)      (34,640)
 Net unrealized loss on securities
  transferred to held to maturity, net of
  tax                                          (24,039)           --
                                           ------------- -------------
Total stockholders' equity                   3,146,306     2,868,657
                                           ------------- -------------
Total liabilities and stockholders' equity $23,624,628   $23,441,337
                                           ============= =============


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)
                              (unaudited)



                                  For the               For the
                            Three Months Ended     Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                               2004       2003        2004       2003
                           ---------- ---------- ----------- ---------
Interest Income:
 Mortgage and other loans  $167,713   $108,178    $484,734   $317,144
 Mortgage-backed and
  -related securities        75,332     35,547     313,249    113,359
 Debt and equity securities  34,474     24,536     104,287     66,050
 Money market investments        79        229         376        822
                           ---------- ---------- ----------- ---------
Total interest income       277,598    168,490     902,646    497,375
                           ---------- ---------- ----------- ---------

Interest Expense:
 NOW and money market
  accounts                    6,725      1,972      18,944      7,966
 Savings accounts             4,677      2,435      12,208      9,499
 Certificates of deposit     14,557      7,488      32,271     27,275
 Borrowed funds              79,580     41,089     218,306    120,471
 Mortgagors' escrow              66          1         181          2
                           ---------- ---------- ----------- ---------
Total interest expense      105,605     52,985     281,910    165,213
                           ---------- ---------- ----------- ---------
    Net interest income     171,993    115,505     620,736    332,162
Provision for loan losses        --         --          --         --
                           ---------- ---------- ----------- ---------
    Net interest income
     after provision for
     loan losses            171,993    115,505     620,736    332,162
                           ---------- ---------- ----------- ---------

Non-interest Income (Loss):
 Fee income                  13,915     17,195      45,873     43,557
 Net securities gains
  (losses)                      412      5,478    (146,859)    22,544
 Other                       12,182      7,648      38,742     24,341
                           ---------- ---------- ----------- ---------
Total non-interest income
 (loss)                      26,509     30,321     (62,244 )   90,442
                           ---------- ---------- ----------- ---------

Non-interest Expense:
Operating expenses:
 Compensation and benefits   23,254     19,737      72,049     58,606
 Occupancy and equipment     10,834      6,246      30,142     17,765
 General and administrative  11,235      8,050      34,180     22,956
 Other                        2,134      1,230       5,784      3,810
                           ---------- ---------- ----------- ---------
Total operating expenses     47,457     35,263     142,155    103,137
 Amortization of core
  deposit intangibles         2,860      1,500       8,580      4,500
                           ---------- ---------- ----------- ---------
Total non-interest expense   50,317     36,763     150,735    107,637
                           ---------- ---------- ----------- ---------
Income before income taxes  148,185    109,063     407,757    314,967
Income tax expense           49,353     36,878     136,147    103,661
                           ---------- ---------- -----------  --------
     Net Income            $ 98,832   $ 72,185    $271,610   $211,306
                           ========== ========== =========== =========

Basic earnings per share(1)   $0.38      $0.41       $1.05      $1.18
                           ========== ========== =========== =========
Diluted earnings per share
 (1)                          $0.38      $0.40       $1.01      $1.15
                           ========== ========== =========== =========

    (1) Per-share amounts for the three and nine months ended
        September 30, 2003 have been adjusted to reflect a 4-for-3 stock split on February 17, 2004.


                   NEW YORK COMMUNITY BANCORP, INC.
               RECONCILIATION OF GAAP AND CASH EARNINGS

Although cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that cash earnings are an important measure because of their contribution to tangible stockholders' equity.

The Company calculates cash earnings by adding back to net income certain items that have been charged against earnings, net of income taxes, but have been added back to tangible stockholders' equity. These items fall into four categories: expenses related to the amortization and appreciation of shares held in the Company's Employee Stock Ownership Plan ("ESOP"); the associated tax benefits; dividends on unallocated ESOP shares; and the amortization of the CDI stemming from the Company's mergers with Roslyn Bancorp, Inc. and Richmond County Financial Corp. on October 31, 2003 and July 31, 2001, respectively. Unlike other expenses incurred by the Company, the aforementioned charges do not reduce the Company's tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its operating performance and to compare its performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.

A reconciliation of the Company's GAAP and cash earnings for the three and nine months ended September 30, 2004 and 2003 follows. Cash earnings data for the nine-month period is shown both with and without the aforementioned repositioning charge in the second quarter of 2004.

                              For the                 For the
                         Three Months Ended      Nine Months Ended
                           September 30,           September 30,
                       ---------------------- ------------------------
(in thousands, except
 per share data)           2004       2003        2004        2003
                       ----------- ---------- ------------ -----------
Net income               $ 98,832   $72,185    $271,610     $211,306
Additional
 contributions to
 tangible
 stockholders' equity:
 Amortization and
  appreciation of
  shares held in stock-
  related benefit plan      2,132     2,554       7,463        6,375
 Associated tax
  benefits                    840     2,989      26,371       12,046
Dividends on
 unallocated ESOP
  shares                    1,268     1,106       3,599        3,017
Amortization of core
 deposit intangibles        2,860     1,500       8,580        4,500
                        ---------   --------   ----------   ---------
Total additional
 contributions to
 tangible stockholders'
 equity                     7,100     8,149      46,013       25,938
                        ---------   --------   ----------   ---------
Cash earnings           $ 105,932   $80,334    $317,623     $237,244
                        =========   ========   ==========   =========
Adjustments to cash
 earnings:
Net loss on sales of
 securities relating
 to balance sheet
 repositioning in 2Q
 2004                                           157,215           --
Income tax benefit on
 adjustment                                     (62,336)          --
                                               ----------   ---------
Cash earnings
 excluding
 repositioning charge                          $412,502     $237,244
                                               ==========   =========

CASH EARNINGS DATA:
Basic cash earnings
 per share (1)              $0.41     $0.46       $1.22        $1.33
Diluted cash earnings
 per share (1)               0.40      0.44        1.18         1.30
Cash return on average
 assets                      1.78%     2.54%       1.67%        2.57%
Cash return on average
 stockholders' equity       13.83     24.54       13.37        23.84
Cash efficiency ratio       22.83     22.43       24.12        22.90

CASH EARNINGS DATA
 EXCLUDING 2Q 2004
 REPOSITIONING
 CHARGE:
Basic cash earnings
 per share (1)                                    $1.59        $1.33
Diluted cash earnings
 per share (1)                                     1.54         1.30
Cash return on average
 assets                                            2.16%        2.57%
Cash return on average
 stockholders' equity                             17.37        23.84
Cash efficiency ratio                             18.82        22.90

       (1) Per-share amounts for the three and nine months ended
            September 30, 2003 have been adjusted to reflect a 4-for-3 stock split on February 17, 2004.


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)



                                     Three Months Ended September 30,
                                   -----------------------------------
                                                 2004
                                     --------------------------------
                                                            Average
                                      Average                Yield/
                                      Balance     Interest    Cost
                                   ------------  ---------  -------

Assets:
Interest-earning assets:
 Mortgage and other loans, net     $12,095,799   $167,713    5.55%
 Mortgage-backed and -related
  securities                         6,011,255     75,332    5.01
 Debt and equity securities          2,433,443     34,474    5.67
 Money market investments               30,165         79    1.05
                                   ------------  ---------  -------
Total interest-earning assets       20,570,662    277,598    5.40
Non-interest-earning assets          3,290,315
                                   ------------
Total assets                       $23,860,977
                                   ============
Liabilities and Stockholders'
 Equity:
Interest-bearing deposits:
 NOW and money market accounts     $ 2,551,665   $ 6,725     1.05%
 Savings accounts                    3,015,101     4,677     0.62
 Certificates of deposit             3,846,389    14,557     1.51
 Mortgagors' escrow                     67,762        66     0.39
                                   ------------  ---------  -------
Total interest-bearing deposits      9,480,917    26,025     1.10
 Borrowed funds                     10,386,390    79,580     3.06
                                   ------------  ---------  -------
Total interest-bearing liabilities  19,867,307   105,605     2.13
Non-interest-bearing deposits          726,148
Other liabilities                      204,366
                                   ------------
Total liabilities                   20,797,821
Stockholders' equity                 3,063,156
                                   ------------
Total liabilities and
 stockholders' equity              $23,860,977
                                   ============
 Net interest income/interest rate
  spread                                         $171,993    3.27%
                                                 =========  =======
 Net interest-earning assets/net
  interest margin                  $   703,355               3.34%
                                   ============             =======
 Ratio of interest-earning assets
  to interest-bearing liabilities                            1.04x
                                                            =======

Core deposits                      $6,292,914    $ 11,402    0.72%
                                   ============  =========  =======


                                    Three Months Ended September 30,
                                   -----------------------------------
                                                 2003
                                     --------------------------------
                                                            Average
                                      Average                Yield/
                                      Balance     Interest    Cost
                                   ------------  ---------  -------


Assets:
Interest-earning assets:
 Mortgage and other loans, net     $ 5,822,703   $108,178    7.43%
 Mortgage-backed and -related
  securities                         3,690,427     35,547    3.85
 Debt and equity securities          1,873,788     24,536    5.24
 Money market investments               35,948        229    2.55
                                   ------------  ---------  -------
Total interest-earning assets       11,422,866    168,490    5.90
Non-interest-earning assets          1,232,711
                                   ------------
Total assets                       $12,655,577
                                   ============
Liabilities and Stockholders'
 Equity:
Interest-bearing deposits:
 NOW and money market accounts     $ 1,173,863   $  1,972    0.67%
 Savings accounts                    1,683,151      2,435    0.58
 Certificates of deposit             1,686,383      7,488    1.78
 Mortgagors' escrow                     18,881          1    0.02
                                   ------------  ---------  -------
Total interest-bearing deposits      4,562,278     11,896    1.04
 Borrowed funds                      6,241,174     41,089    2.63
                                   ------------  ---------  -------
Total interest-bearing liabilities  10,803,452     52,985    1.96
Non-interest-bearing deposits          482,151
Other liabilities                       60,453
                                   ------------
Total liabilities                   11,346,056
Stockholders' equity                 1,309,521
                                   ------------
Total liabilities and
 stockholders' equity              $12,655,577
                                   ============
 Net interest income/interest rate
  spread                                         $115,505    3.94%
                                                 =========  =======
 Net interest-earning assets/net
  interest margin                  $   619,414               4.04%
                                   ============             =======
Ratio of interest-earning assets
 to interest-bearing liabilities                             1.06x
                                                            =======

Core deposits                      $ 3,339,165   $  4,407    0.53%
                                   ============  =========  =======


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)




                                   Nine Months Ended September 30,
                                  --------------------------------
                                                2004
                                  --------------------------------
                                                           Average
                                    Average                Yield/
                                    Balance     Interest    Cost
                                  ------------  ---------  -------

Assets:
Interest-earning assets:
 Mortgage and other loans, net     $11,267,414   $484,734    5.74%
 Mortgage-backed and -related
  securities                         8,279,071    313,249    5.04
 Debt and equity securities          2,474,345    104,287    5.62
 Money market investments               24,611        376    2.04
                                   ------------  ---------  -------
Total interest-earning assets       22,045,441    902,646    5.46
Non-interest-earning assets          3,363,653
                                   ------------
Total assets                       $25,409,094
                                   ============
Liabilities and Stockholders'
 Equity:
Interest-bearing deposits:
 NOW and money market accounts     $ 2,478,170   $ 18,944    1.02%
 Savings accounts                    2,914,385     12,208    0.56
 Certificates of deposit             3,916,079     32,271    1.10
 Mortgagors' escrow                     78,976        181    0.31
                                   ------------  ---------  -------
Total interest-bearing deposits      9,387,610     63,604    0.90
 Borrowed funds                     11,935,988    218,306    2.44
                                   ------------  ---------  -------
Total interest-bearing liabilities  21,323,598    281,910    1.76
Non-interest-bearing deposits          702,044
Other liabilities                      216,430
                                   ------------
Total liabilities                   22,242,072
Stockholders' equity                 3,167,022
                                   ------------
Total liabilities and
 stockholders' equity              $25,409,094
                                   ============
 Net interest income/interest rate
  spread                                         $620,736    3.70%
                                                 =========  =======
 Net interest-earning assets/net
  interest margin                  $   721,843               3.75%
                                   ============             =======
 Ratio of interest-earning assets
  to interest-bearing liabilities                            1.03x
                                                            =======

Core deposits                      $ 6,094,599   $ 31,152    0.68%
                                   ============  =========  =======

                                  Nine Months Ended September 30,
                                  --------------------------------
                                                2003
                                  --------------------------------
                                                           Average
                                    Average                Yield/
                                    Balance     Interest    Cost
                                  ------------  ---------  -------

Assets:
Interest-earning assets:
 Mortgage and other loans, net     $ 5,685,972   $317,144    7.44%
 Mortgage-backed and -related
  securities                         3,672,347    113,359    4.12
 Debt and equity securities          1,533,174     66,050    5.74
 Money market investments               44,474        822    2.46
                                   ------------  ---------  -------
Total interest-earning assets       10,935,967    497,375    6.06
Non-interest-earning assets          1,350,571
                                   ------------
Total assets                       $12,286,538
                                   ============
Liabilities and Stockholders'
 Equity:
Interest-bearing deposits:
 NOW and money market accounts     $ 1,185,006   $  7,966    0.90%
 Savings accounts                    1,677,392      9,499    0.76
 Certificates of deposit             1,789,056     27,275    2.03
 Mortgagors' escrow                     37,817          2    0.01
                                   ------------  ---------  -------
Total interest-bearing deposits      4,689,271     44,742    1.27
 Borrowed funds                      5,622,692    120,471    2.86
                                   ------------  ---------  -------
Total interest-bearing liabilities  10,311,963    165,213    2.14
Non-interest-bearing deposits          480,897
Other liabilities                      166,947
                                   ------------
Total liabilities                   10,959,807
Stockholders' equity                 1,326,731
                                   ------------
Total liabilities and
 stockholders' equity              $12,286,538
                                   ============
 Net interest income/interest rate
  spread                                         $332,162    3.92%
                                                 =========  =======
 Net interest-earning assets/net
  interest margin                  $   624,004               4.05%
                                   ============             =======
 Ratio of interest-earning assets
  to interest-bearing liabilities                            1.06x
                                                            =======

Core deposits                      $ 3,343,295   $ 17,465    0.70%
                                   ============  =========  =======


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
             (dollars in thousands, except per share data)
                              (unaudited)




                         For the                     For the
                   Three Months Ended           Nine Months Ended
                      September 30,               September 30,
               --------------------------- ---------------------------
                     2004          2003          2004          2003
               ------------- ------------- ------------- -------------
GAAP EARNINGS
 DATA:
Net income         $98,832       $72,185      $271,610      $211,306
Basic earnings
 per share (1)        0.38          0.41          1.05          1.18
Diluted
 earnings per
 share (1)            0.38          0.40          1.01          1.15
Return on
 average assets       1.66%         2.28%         1.43%         2.29%
Return on
 average
 stockholders'
 equity              12.91         22.05         11.43         21.24
Return on
 average
 tangible
 stockholders'
 equity              38.80         45.26         32.05         43.00
Efficiency
 ratio               23.91         24.18         25.45         24.41
Operating
 expenses to
 average
 assets               0.80          1.11          0.75          1.12
Interest rate
 spread               3.27          3.94          3.70          3.92
Net interest
 margin               3.34          4.04          3.75          4.05
Shares used
 for basic EPS
 computation
 (1)           259,123,652   176,267,813   259,909,843   178,586,148
Shares used
 for diluted
 EPS
 computation
(1)            262,473,373   182,741,443   268,120,962   183,010,876

EARNINGS DATA
 EXCLUDING 2Q
 2004
 REPOSITIONING
 CHARGE (2):
Net income                                    $366,489      $211,306
Basic earnings
 per share (1)                                    1.41          1.18
Diluted
 earnings per
 share (1)                                        1.37          1.15
Return on
 average
 assets                                           1.92%         2.29%
Return on
 average
 stockholders'
 equity                                          15.43         21.24
Return on
 average
 tangible
 stockholders'
 equity                                          43.25         43.00
Efficiency
 ratio (3)                                       19.86         24.41


                                           At September  At December
                                                30,           31,
                                               2004          2003
                                           ------------- -------------
BALANCE SHEET DATA:
Book value per share                            $12.09        $11.40
Tangible book value per share                     4.24          3.38
Stockholders' equity to total assets             13.32%        12.24%
Tangible stockholders' equity to tangible
 assets                                           5.12          3.97
Shares used for book value computation     260,330,607   251,580,425
Total shares issued and outstanding        265,090,409   256,649,073

ASSET QUALITY RATIOS:
Non-performing loans to total loans               0.23%         0.33%
Non-performing assets to total assets             0.12          0.15
Allowance for loan losses to non-
 performing loans                               276.07        228.01
Allowance for loan losses to total loans          0.62          0.75

   (1) Share amounts for the three and nine months ended September 30, 2003 have been adjusted to reflect a 4-for-3 stock split on February 17, 2004.

   (2) Amounts for the nine months ended September 30, 2004 exclude the impact of a $94.9 million, or $0.35 per diluted share, after- tax loss on the sale of securities relating to the second quarter 2004 balance sheet repositioning.

   (3) The efficiency ratio for the nine months ended September 30, 2004 excludes the impact of a $157.2 million pre-tax loss on the sale of securities relating to the second quarter 2004 balance sheet repositioning.


    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420